Exhibit 99.1

For Immediate Release

Unilife Completes $10 Million Common Stock Offering

York, PA (February 11, 2013) Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS), a developer and commercial supplier of injectable drug delivery systems, today announced that it has completed the sale of common stock and warrants (the “Units”) for gross proceeds of $10 million under a registered direct public offering (the “Offering”) with Crede CG II, Ltd., a wholly-owned subsidiary of Crede Capital Group, LLC (“CCG”), a U.S. based accredited, institutional investor.

The price paid by CCG is $2.241667 per Unit, which is approximately $0.04 over the closing price of Unilife common stock on Friday, February 8th. Each Unit consists of one share of Unilife common stock, and a warrant to purchase one-third of a share of Unilife common stock. Under the Offering, Unilife has issued to CCG 4,460,966 shares of Unilife common stock and warrants to purchase up to an aggregate of 1,486,988 shares of Unilife common stock. The warrants have a five-year term and are immediately exercisable at a price of $3.00 per share. Unilife is not required to obtain shareholder approval to issue the Units to CCG.

The Company expects to use the net proceeds from this Offering to fund the continued development and supply of its broad portfolio of injectable drug delivery systems, to purchase and operate capital equipment to expand production, and for working capital and other general corporate purposes.

Alan Shortall, CEO of Unilife, stated: “After being approached last week by Crede Capital and advised that they sought to take a long-term, passive position in Unilife, we determined that the timing of such an investment was favorable and in the best interests of shareholders. I consider the dilution to be minimal, and outweighed by the commercial and financial options it creates for us moving forward.

“We believe this financing strengthens our balance sheet and enhances our ability to finalize a series of near-term agreements with pharmaceutical companies over the coming months. It will also help us secure favorable terms with U.S. institutions for a proposed long-term debt financing that would allow us to minimize future dilution of shareholders,” Mr. Shortall concluded.

The gross proceeds realized by Unilife in connection with the Offering are $10 million and the net proceeds, after deducting the placement agent and estimated offering expenses, are expected to be approximately $9.6 million.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio of proprietary device technologies includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, long-duration subcutaneous pump delivery systems and targeted delivery systems. Each of these innovative and highly differentiated device platforms can be customized by Unilife to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information, please visit www.unilife.com.

Safe Harbor Statement

This press release contains forward-looking statements including without limitation, statements about the completion, timing, size and use of proceeds of our public offering. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information,

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400    F + 717 384 3401    E info@unilife.com    W www.unilife.com

future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, the satisfaction of customary closing conditions associated with the offering, the risk that the offering does not close as well as those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K, in the final prospectus supplement and related prospectus relating to the offering and those described from time to time in other reports which we file with the SEC.

General: UNIS-G

Investor Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)	Media Contact
Todd Fromer / Garth Russell	Lynn Pieper	Jeff Carter	Eve McGrath
KCSA Strategic Communications	Westwicke Partners	Unilife Corporation	Rubenstein PR
P: + 1 212-682-6300	P: + 1 415-202-5678	P: + 61 2 8346 6500	P: + 1 212 843-8490